UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2011

MaxLinear, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34666	14-1896129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2051 Palomar Airport Road, Suite 100, Carlsbad, California 92011

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 692-0711

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)	Pending Resignation of Director

On March 16, 2011, at a meeting of our nominating and governance committee, Kenneth P. Lawler, a member of our board of directors, advised the committee that he would resign as a director effective immediately prior to our 2011 annual meeting. Mr. Lawler is a General Partner of Battery Ventures, a venture capital investment firm, and an investor in our second and final round of venture financing prior to our initial public offering. Mr. Lawler will continue to serve as a member of our board of directors until the 2011 annual meeting. He has approved this current report on Form 8-K and confirmed that he has no disagreement with us relating to our operations, policies, or practices.

(c)	Appointment of New Director

On March 18, 2011, our board of directors appointed Steven C. Craddock to serve as a Class I director until our 2013 annual meeting of stockholders or until his successor is duly elected and qualified. Our board appointed Mr. Craddock on the recommendation of our nominating and governance committee. Mr. Craddock will also serve as a member of the audit committee and the nominating and governance committee of our board.

Since July 2008, Mr. Craddock, age 62, has served as President of The Del Ray Group, LLC, a private consulting firm advising companies on strategic and technology developments in the cable television and telecommunications markets. From November 2006 until June 2008, Mr. Craddock served as Senior Vice President, Technology, for Comcast Corporation, a provider of entertainment, information, and communications products and services. From June 1994 until November 2006, he served as Senior Vice President, New Media Development for Comcast. From April 2002 until its acquisition by Zoran Corporation in December 2010, Mr. Craddock served as a director of Microtune, Inc., a provider of high-performance radio frequency tuners and transceivers. Mr. Craddock is a licensed professional engineer and holds a Bachelor of Science in civil engineering and electrical engineering from Virginia Military Institute.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

99.1	MaxLinear, Inc. Press Release dated March 21, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 21, 2011	MAXLINEAR, INC.

(Registrant)

	By:	/s/ Patrick E. McCready
Patrick E. McCready
Chief Accounting Officer and Controller